EXHIBIT 5.1

601 Lexington Avenue New York, New York 10022-4611

(212) 446-4800 www.kirkland.com

September 19, 2014

Ally Auto Assets LLC

Corporation Trust Center

1209 Orange Street

Wilmington, Delaware 19801

Re:	Enforceability Opinion

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to Ally Bank, Ally Auto Assets LLC (the “Depositor”) and Ally Financial Inc. (“Ally Financial”) in connection with the issuance of the Notes (as defined on Exhibit A hereto) by Ally Auto Receivables Trust 2014-2 (the “Issuing Entity”) pursuant to an Indenture (the “Indenture”), to be dated as of the Issuance Date (as defined below), between the Issuing Entity and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”), and certificates (the “Certificates”) pursuant to a Trust Agreement (the “Original Trust Agreement”), dated as of August 28, 2014, as amended and restated as of September 11, 2014, and to be further amended and restated as of the Issuance Date (the “Trust Agreement”), between the Depositor and BNY Mellon Trust of Delaware, as owner trustee. The Depositor intends to sell the Certificates (as defined on Exhibit B hereto) in one or more separate transactions intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”). Only the Notes are being offered for sale in a transaction pursuant to the registration requirements of the Act.

The Issuing Entity intends to issue the Notes on September 24, 2014 (the “Issuance Date”).

We are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Notes, and in order to express the opinion hereinafter stated, we have, among other things, examined and relied, to the extent we deem proper, on the following documents:

(i) a copy of the registration statement on Form S-3 (File No. 333-186227) that was filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 415 under the Act on January 25, 2013, as amended by Pre-Effective Amendment No. 1 on April 12, 2013, with respect to asset-backed notes, including the

Ally Auto Assets LLC

September 19, 2014

Notes, to be issued and sold in series from time to time, including the exhibits thereto, in the form in which it most recently became effective;

(ii) a copy of the preliminary prospectus supplement, dated September 15, 2014 and the prospectus related thereto, dated September 12, 2014 (the “Base Prospectus”), each relating to the Notes that was filed with the Commission pursuant to Rule 424(b)(5) under the Act on September 15, 2014, and a copy of the prospectus supplement, dated September 17, 2014 (the “Prospectus Supplement”) and the Base Prospectus relating thereto, relating to the Notes to be filed with the Commission pursuant to Rule 424(b)(5) under the Act on September 19, 2014;

(iii) the Original Trust Agreement and a form of the Trust Agreement;

(iv) a form of the Servicing Agreement among the Depositor, Ally Financial, as servicer, and the Issuing Entity (the “Servicing Agreement”);

(v) a form of the Trust Sale Agreement between the Depositor and the Issuing Entity (the “Trust Sale Agreement”);

(vi) a form of the Indenture;

(vii) a form of the Pooling Agreement between Ally Bank and the Depositor (the “Pooling Agreement”);

(viii) a form of the Administration Agreement among the Issuing Entity, the Indenture Trustee and Ally Financial, as administrator (the “Administration Agreement”); and

(ix) such other documents as we have deemed necessary for the expression of the opinions contained herein (collectively, the documents described in clauses (iii) through (viii) are referred to herein as the “Transaction Documents”).

In our examination, we have assumed that the Transaction Documents will be executed in the form submitted to us. We have also assumed, without independent verification, that the facts and representations and warranties in the documents upon which we relied are true and correct, and that the transactions contemplated by such documents have been or will be consummated strictly in accordance with their terms.

On the basis of the foregoing and on the basis of our examination of the Depositor’s Certificate of Formation and its Limited Liability Company Agreement, as amended, and a review of a Certificate of the Secretary of State of the State of Delaware as to the good standing of the Depositor, it is our opinion that:

Ally Auto Assets LLC

September 19, 2014

(a) The Depositor is a limited liability company validly existing and in good standing under the laws of the State of Delaware.

(b) When duly executed and authenticated by the Indenture Trustee, in accordance with the terms of the Indenture, and issued and delivered against payment thereof, the Notes will have been duly authorized by all necessary action of the Issuing Entity and will have been legally issued and will be enforceable in accordance with their terms and entitled to the benefits of the Transaction Documents, except as the same may be limited by Title 11 of the United States Code or other bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting the enforcement of creditors’ rights or the relief of debtors, as may be in effect from time to time, or by general principles of equity.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of securities or “Blue Sky” laws of the various states to the offer or sale of the Notes.

We wish to advise you that we are members of the bar of the State of New York and the opinions expressed herein are limited to the laws of the State of New York, the federal law of the United States of America and the Delaware Limited Liability Company Act.

We hereby consent to the filing of this opinion with Form 8-K in connection with the sale of the Notes and the reference to our firm in the Base Prospectus and in the Prospectus Supplement under the captions “Legal Opinions.” In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Kirkland & Ellis

KIRKLAND & ELLIS LLP

EXHIBIT A

The Notes

$324,000,000 aggregate principal amount of the Class A-1 0.20000% Asset Backed Notes (the “Class A-1 Notes”);

$483,000,000 aggregate principal amount of the Class A-2 0.68% Asset Backed Notes (the “Class A-2 Notes”);

$488,000,000 aggregate principal amount of the Class A-3 1.25% Asset Backed Notes (the “Class A-3 Notes”);

$142,890,000 aggregate principal amount of the Class A-4 1.84% Asset Backed Notes (the “Class A-4 Notes”);

$31,990,000 aggregate principal amount of the Class B 2.10% Asset Backed Notes (the “Class B Notes”);

$26,350,000 aggregate principal amount of the Class C 2.35% Asset Backed Notes (the “Class C Notes”); and

$24,680,000 aggregate principal amount of the Class D 2.99% Asset Backed Notes (the “Class D Notes”).

The Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes, the Class B Notes, the Class C Notes and the Class D Notes are referred to collectively herein as the “Notes.”

EXHIBIT B

The Certificates

100% Fractional Undivided Interest of Asset Backed Certificates (the “Certificates”).